Exhibit 99.1
For Immediate Release
Contact: Gene Cassis, Vice President of Investor Relations, 508-482-2349
Waters Corporation Reports 10% Third Quarter 2008 Sales Growth
Milford, Massachusetts, October 21, 2008 — Waters Corporation (NYSE/WAT) reported today third quarter 2008 sales of $386 million, an increase of 10% over sales of $353 million in the third quarter of 2007. Foreign currency translation contributed 3% to this reported sales growth rate. On a GAAP basis, earnings per diluted share (E.P.S.) for the third quarter were $0.71, compared to $0.52 for the third quarter in 2007. On a non-GAAP basis and including adjustments noted in the attached reconciliation, E.P.S. grew 27% to $0.79 in the third quarter of 2008 from $0.62 in the third quarter of 2007.
Through the first nine months of 2008, sales for the Company were $1,157 million, a 12% increase over sales in the first nine months of 2007 of $1,036 million. Foreign currency translation contributed 5% to this reported sales growth rate. E.P.S. for the first nine months of 2008 were $2.21 compared to $1.65 for the comparable period in 2007. On a non-GAAP basis and including the adjustments on the attached reconciliation, E.P.S. grew 26% in the first nine months of 2008 to $2.24 from $1.78 in 2007.
Commenting on the quarter, Douglas Berthiaume, Chairman, President and Chief Executive Officer said, “Our results in the third quarter affirm the strength of our business strategy in these tough economic times. The combination of solid recurring revenue growth and the success of our advanced system solutions demonstrate the continued importance of our products to our customers as they strive to maximize their laboratory productivity and address regulatory compliance needs.”
As communicated in a prior press release, Waters Corporation will webcast its third quarter 2008 financial results conference call this morning, October 21, 2008 at 8:30 a.m. eastern time. To listen to the call, connect to www.waters.com, choose “Investor” and click on the Live Webcast. A replay of the call will be available through October 28, 2008, similarly by webcast and also by phone at 203-369-3624.
About Waters Corporation:
Waters Corporation creates business advantage for laboratory-dependent organizations by delivering practical and sustainable innovation to enable significant advancements in such areas as healthcare delivery, environmental management, food safety, and water quality worldwide.
Pioneering a connected portfolio of separations science, laboratory information management, mass spectrometry and thermal analysis, Waters technology breakthroughs and laboratory solutions provide an enduring platform for customer success.

With revenue of $1.47 billion in 2007 and 5,000 employees, Waters is driving scientific discovery and operational excellence for customers worldwide.
CAUTIONARY STATEMENT
This release may contain “forward-looking” statements regarding future results and events, including statements regarding expected financial results, future growth and customer demand that involve a number of risks and uncertainties. For this purpose, any statements that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words, “believes”, “anticipates”, “plans”, “expects”, “intends”, “appears”, “estimates”, “projects”, and similar expressions are intended to identify forward-looking statements. The Company’s actual future results may differ significantly from the results discussed in the forward-looking statements within this release for a variety of reasons, including and without limitation, the impact of changes in accounting principles or tax rates including the effect of recently restructuring certain legal entities, the impact on demand among the Company’s various market sectors of current economic difficulties and possible recession, the ability to access capital in volatile market conditions, fluctuations in capital expenditures by the Company’s customers, in particular large pharmaceutical companies, regulatory and/or administrative obstacles to the timely completion of purchase order documentation, introduction of competing products by other companies, such as improved research-grade mass spectrometers, and/or higher speed and/or more sensitive liquid chromatographs, pressures on prices from competitors and/or customers, regulatory obstacles to new product introductions, lack of acceptance of new products, other changes in the demands of the Company’s healthcare and pharmaceutical company customers, changes in distribution of the Company’s products, risks associated with lawsuits and other legal actions particularly involving claims for infringement of patents and other intellectual property rights, and foreign exchange rate fluctuations affecting translation of the Company’s future non-U.S. operating results. Such factors and others are discussed more fully in the section entitled “Risk Factors” of the Company’s annual report on Form 10-K for the year ended December 31, 2007 and quarterly report on Form 10-Q for the period ended June 28, 2008 as filed with the Securities and Exchange Commission (the “SEC”), which “Risk Factors” discussion is incorporated by reference in this release. The forward-looking statements included in this release represent the Company’s estimates or views as of the date of this release report and should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this release.

Waters Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands and unaudited)

	September 27, 2008	December 31, 2007

Cash, cash equivalents and short-term investments	892,600	693,014
Accounts receivable	289,271	317,792
Inventories	206,231	175,888
Other current assets	45,940	50,368
Total current assets	1,434,042	1,237,062

Property, plant and equipment, net	166,569	160,856
Other assets	503,171	483,137
Total assets	2,103,782	1,881,055

Notes payable and debt	377,488	384,176
Accounts payable and accrued expenses	288,710	274,258
Total current liabilities	666,198	658,434

Long-term debt	650,000	500,000
Other long-term liabilities	142,501	136,545
Total liabilities	1,458,699	1,294,979

Total equity	645,083	586,076
Total liabilities and equity	2,103,782	1,881,055

Waters Corporation and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	September 27, 2008	September 29, 2007	September 27, 2008	September 29, 2007

Net sales	$386,310	$352,638	$1,156,793	$1,036,045
Cost of sales (1)(2)(4)	158,520	153,679	489,203	449,130

Gross profit	227,790	198,959	667,590	586,915

Selling and administrative expenses (4)	107,463	105,577	325,235	301,707
Research and development expenses (4)	19,946	21,974	61,960	59,811
Purchased intangibles amortization	2,349	2,176	6,973	6,434

Operating income	98,032	69,232	273,422	218,963

Interest expense, net	(4,542)	(6,722)	(13,641)	(19,953)

Income from operations before income taxes	93,490	62,510	259,781	199,010

Provision for income taxes (2)(3)	21,987	9,227	36,655	29,881

Net income	$71,503	$53,283	$223,126	$169,129

Net income per basic common share	$0.72	$0.53	$2.24	$1.68

Weighted-average number of basic common shares	98,891	99,821	99,611	100,457

Net income per diluted common share	$0.71	$0.52	$2.21	$1.65

Weighted-average number of diluted common shares and equivalents	100,566	101,712	101,150	102,352
(1) Included in cost of sales for the three and nine months ended September 27, 2008 are restructuring and other incremental costs of $1.2 million related to cost reduction plans.
(2) During the second quarter of 2008, the Company identified errors originating in periods prior to the quarter ended June 28, 2008. The errors primarily relate to (i) an overstatement of the Company’s income tax expense of $16.3 million as a result of errors in recording its income tax provision in prior periods and (ii) an understatement of amortization expense of $8.7 million for certain capitalized software. The Company incorrectly calculated its provision for income taxes by tax-effecting a deferred tax liability utilizing a U.S. tax rate of 35% instead of an Irish tax rate of 10%. In addition, the Company incorrectly accounted for Irish-based capitalized software and the related amortization expense as a U.S. Dollar-denominated asset instead of Euro-denominated asset, resulting in an understatement of amortization expense and cumulative translation adjustment.
The Company identified and corrected the errors in the second quarter of 2008, which had the effect of increasing cost of sales by $8.7 million; reducing gross profit and income from operations before income tax by $8.7 million; reducing the provision for income taxes by $16.3 million and increasing net income by $7.6 million. The Company does not believe that the prior period errors, individually or in the aggregate, are material to any previously issued annual or quarterly financial statements. In addition, the Company does not believe that the adjustments described above to correct the cumulative effect of the errors in the second quarter of 2008 are material to either the second quarter of 2008 or to the estimate of the full year results for 2008. As a result, the Company has not restated its previously issued annual financial statements or interim financial data.
(3) Included in the provision for income taxes for the three and nine months ended September 27, 2008 is a one-time charge of $5.1 million related to restructuring certain legal entities.
(4) The results for the three and nine months ended September 29, 2007 include a charge for a one-time contribution to the 401(k) defined contribution plan associated with freezing of pay credit accruals under the Company’s U.S. defined benefit pension plan. The amount of the one-time charge in the consolidated statement of operations above is as follows:

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	September 27, 2008	September 29, 2007	September 27, 2008	September 29, 2007
Cost of sales	$—	$2,556	$—	$2,556
Selling and administrative expenses	—	7,368	—	7,368
Research and development expenses	—	2,243	—	2,243

Total one-time contribution charge	$—	$12,167	$—	$12,167

Waters Corporation and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	September 27, 2008	September 29, 2007	September 27, 2008	September 29, 2007
Reconciliation of net income per diluted share, in accordance with generally accepted accounting principles, with adjusted results:

Net income per diluted share	$0.71	$0.52	$2.21	$1.65

Adjustment for purchased intangibles amortization, net of tax	1,639	1,557	4,917	4,843
Net income per diluted share effect	0.02	0.02	0.05	0.05

Adjustment for restructuring and other unusual charges, net of tax	761	—	761	—
Net income per diluted share effect	0.01	—	0.01	—

Adjustment for out-of-period errors as described above, net of tax	—	—	(7,612)	—
Net income per diluted share effect	—	—	(0.08)	—

Adjustment for tax impact of restructuring certain legal entities	5,083	—	5,083	—
Net income per diluted share effect	0.05	—	0.05	—

Adjustment for one-time contribution, net of tax	—	7,750	—	7,750
Net income per diluted share effect	—	0.08	—	0.08

Adjusted net income per diluted share	$0.79	$0.62	$2.24	$1.78

The adjusted net income per diluted share presented above is used by the management of the Company to measure operating performance with prior periods and is not in accordance with generally accepted accounting principles (GAAP). The above reconciliation identifies items management has excluded as non-operational transactions. Management has excluded the purchased intangibles amortization, the restructuring charges, the adjustment for out-of-period errors and the related tax effects and the tax impact of restructuring certain legal entities from its non-GAAP adjusted amounts since management believes that these items are not directly related to ongoing operations, thereby providing investors with information that helps to compare ongoing operating performance. Management has also excluded the one-time contribution from its non-GAAP adjusted amounts to enable management and investors to prepare meaningful comparisons of the Company’s operating results to prior and future periods.